EXHIBIT 10.3

RESTRICTED STOCK AGREEMENT

ARNO THERAPEUTICS, INC.
2005 STOCK OPTION PLAN

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made effective as of April 25, 2011, by and between ARNO THERAPEUTICS, INC., a Delaware corporation (the “Company”), and Glenn Mattes (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Participant is, on the date hereof, a key employee, officer or director of, or a consultant or advisor to, the Company; and

WHEREAS, the Company wishes to grant a restricted stock award to the Participant for shares of the Company’s Common Stock pursuant to the Company’s 2005 Stock Option Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of a restricted stock award to the Participant;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Grant of Restricted Stock Award.  The Company hereby grants to the Participant on the date set forth above (the “Date of Award”) a restricted stock award (the “Award”) for Two Hundred Fifty Thousand (250,000) shares of Common Stock (the “Shares”) on the terms and conditions set forth herein, which Shares are subject to adjustment pursuant to Section 11.6 of the Plan.  The Company shall cause to be issued one or more stock certificates representing such Shares in the Participant’s name, and shall hold each such certificate until such time as the risks of forfeiture set forth in this Agreement have lapsed with respect to the Shares represented by the certificate.  The Company may also place a legend on such certificates describing the risks of forfeiture and other transfer restrictions set forth in this Agreement providing for the cancellation of such certificates if the Shares are forfeited as provided in Section 2 below.  Subject to the terms and conditions of the Plan, the Participant shall have all the rights of a stockholder with respect to the Shares during the period in which the Shares are subject to risk of forfeiture, including without limitation, the right to vote such shares and receive all dividends attributable to such shares.

2.           Vesting of Restricted Stock.  The Shares subject to this Award shall remain subject to forfeiture until vested as provided herein.  Subject to the provisions of Section 3 below, the Shares shall vest, and the risk of forfeiture shall lapse, in 12 equal monthly installments as of each one-month anniversary of the Date of Award.  Except as set forth herein, ninety (90) days following any termination of the Participant’s employment with the Company for any reason, including the Participant’s voluntary resignation or retirement, the Participant shall forfeit all Shares subject to this Award which, as of the termination date, have not yet vested and for which the risks of forfeiture have not lapsed.

3.           Termination of Employment; Change of Control.

(a)           In the event that the Participant’s employment is terminated by the Company without Cause (as defined below), or by the Participant for Good Reason (as defined below), then upon such termination the vesting of all unvested Shares shall be accelerated such that such Shares shall be deemed vested as if the Participant had remained continuously employed with the Company for one year following the termination date.

(b)           In the event that the Participant’s employment is terminated by the Company for Cause, or by the Participant other than for Good Reason, then upon such termination the vesting applicable to all unvested Shares shall cease immediately upon such termination.

(c)           In the event that the Participant’s employment is terminated at any time beginning the day that is 90 days prior to the effective date of a  Change of Control (as defined below) (the “Trigger Date”) and ending on the date that is 12 months following the Trigger Date, then all unvested Shares shall immediately vest in full.

(d)           For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meanings set forth in the Employment Agreement between the Company and the Participant dated April 25, 2011.

(e)           For purposes of this Agreement, the term “Change of Control” shall have the meaning set forth in the Plan, except that, notwithstanding the terms of the Plan, no transaction shall be considered a Change of Control for purposes of this Agreement if it:

(i) arises out of or is in connection with the issuance and sale by the Company of its equity securities for the purpose of financing the Company’s on-going operations; or

(ii)results from or arises out of any transaction ascribing a valuation of the Company of less than Forty Five Million Dollars ($45,000,000).

4.           General Provisions.

(a)           Employment or Other Relationship.  This Agreement shall not confer on the Participant any right with respect to continuance of employment or other relationship by the Company, nor will it interfere in any way with the right of the Company to terminate such employment or relationship.

(b)           Securities Law Compliance.  The Participant agrees that, until such time as the Shares are registered and freely tradable under applicable state and federal securities laws, all Shares subject to this Agreement shall be held for Participant’s own account without a view to any further distribution thereof, that the certificates for such Shares shall bear an appropriate legend to that effect and that such Shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.

(c)           Mergers, Recapitalizations, Stock Splits, Etc.  Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Participant and the Company, pursuant and subject to Section 11.6 of the Plan, certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend, or otherwise) shall result in an adjustment, reduction, or enlargement, as appropriate, in the number of Shares subject to this Award.  Any additional Shares that are credited pursuant to such adjustment shall be subject to the same restrictions as are applicable to the Shares with respect to which the adjustment relates.

(d)           Shares Reserved.  The Company shall at all times during the term of this Award reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.

(e)           Withholding Taxes.  To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes are withheld from any amounts payable by the Company to the Participant.  If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law prior to the transfer of any certificates for the Shares subject to this Award.  Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part, by delivering Shares of Common Stock received pursuant to this Award having a Fair Market Value, as of the date the amount of tax to be withheld is determined under applicable tax law, equal to the minimum amount required to be withheld for tax purposes.  Participant’s request to deliver Shares for purposes of such withholding tax obligations shall be made on or before the date that triggers such obligations or, if later, the date that the amount of tax to be withheld is determined under applicable tax law.  Participant’s request shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3 or any successor provision, as then in effect, of the General Rules and Regulations under the Securities and Exchange Act of 1934, if applicable.

(f)           2005 Stock Option Plan.  The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to the Participant and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan.  All defined terms of the Plan shall have the same meaning when used in this Agreement.  The Plan governs this Award and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as otherwise provided herein or in the Plan.

(g)           Lockup Period Limitation.  Participant agrees that in the event the Company advises Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and that the underwriter(s) seek to impose restrictions under which certain stockholders may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of their stock purchase rights of the underlying Common Stock, Participant hereby agrees that for a period not to exceed 180 days from the prospectus, Participant will not sell or contract to sell or grant an option to buy or otherwise dispose of this Agreement or any of the underlying Shares of Common Stock without the prior written consent of the underwriter(s) or its representative(s).

(h)           Accounting Compliance.  Participant agrees that if a transaction subject to Rule 145 of the Securities Act occurs, and Participant is an “affiliate” of the Company or any Subsidiary (as defined in applicable legal and accounting principles) at the time of such transaction, Participant will comply with all requirements of Rule 145 and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.

(i)           Scope of Agreement.  This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and of the Participant and any successor or successors of the Participant.

(j)           Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(k)           Participant Representations.  The Participant hereby represents and warrants that the Participant has reviewed with her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. The Participant understands that she will be solely responsible for any tax liability that may result to her as a result of the transactions contemplated by this Agreement.

(l)           Notices.  All notices and other communications provided in this Agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses:

If to the Company: Arno Therapeutics, Inc. 4 Campus Drive, 2nd Floor Parsippany, NJ 07054 Attn: Secretary	If to the Participant: Glenn Mattes [ADDRESS]

[signature page follows]

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

PARTICIPANT:

/s/ Glenn Mattes
Name: Glenn Mattes

ARNO THERAPEUTICS, INC.

By:	/s/ David M. Tanen
Name: David M. Tanen Its: President